909 4TH YMCA LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                         WITH SUPPLEMENTARY INFORMATION

                 FOR THE THIRTEEN MONTHS ENDED DECEMBER 31, 2006
















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



                        909 4TH YMCA LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                         WITH SUPPLEMENTARY INFORMATION

                 For the Thirteen Months Ended December 31, 2006



Independent Auditors' Report..........................................1

Financial Statements:

     Balance Sheet....................................................2

     Statement of Operations..........................................3

     Statement of Changes in Partners' Capital........................4

     Statement of Cash Flows..........................................5

     Notes to Financial Statements....................................6

Supplementary Information:

     Net Cash Flow and Available Net Cash Flow........................11

Squired Maddux & Company, PLLC
--------------------------------------------------------------------------------
Certified Public Accountants




                          INDEPENDENT AUDITORS' REPORT




        The Partners
          909 4th YMCA Limited Partnership


        We have audited the accompanying balance sheet of 909 4th YMCA Limited Partnership as of December 31, 2006, and the related statement of operations, changes in partners' capital and cash flows for the thirteen months then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 909 4th YMCA Limited Partnership as of December 31, 2006, and the results of its operations, changes in partners' capital, and cash flows for the thirteen months then ended in conformity with auditing standards generally accepted in the United States of America.

        Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplementary information shown on page 11 is presented for purposes of additional analysis and is not a required part of the basic financial statements of the Partnership. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



        /s/ SQUIRES MADDUX & COMPANY, PLC
        ---------------------------------

        March 29, 2010












            100 Second Avenue, Suite 270 o Edmonds, Washington 98020
                       (425) 712-0515 o FAX (425) 778-0448
                              WWW.SQUIRESMADDUX.COM


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                        909 4TH YMCA LIMITED PARTNERSHIP
                                  BALANCE SHEET

                 For the Thirteen Months Ended December 31, 2006

                                     ASSETS



909 4th Avenue Building:
    Commercial                                                     $ 13,448,529
    Apartments                                                        1,771,953
    Accumulated depreciation                                         (2,568,361)
                                                                   ------------
                                                                     12,652,121
    Land                                                              1,428,129
                                                                   ------------
                                                                     14,080,250
                                                                   ------------
    Cash                                                                  3,477
                                                                   ------------
TOTAL ASSETS
                                                                   $ 14,083,727
                                                                   ============


                        LIABILITIES AND PARTNERS' CAPITAL

Liabilities applicable to investment in real estate:
    Loans payable to general partner                               $  3,028,755
    Real estate contract payable to general partner                     372,847
                                                                   ------------
TOTAL LIABILITIES                                                     3,401,602
                                                                   ------------
Partners' capital                                                    10,682,125
                                                                   ------------
TOTAL LIABILITIES AND PARTNERS' CAPITAL                            $ 14,083,727
                                                                   ============

    The accompanying notes are an integral part of the financial statements.

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                        909 4TH YMCA LIMITED PARTNERSHIP
                             STATEMENT OF OPERATIONS
                 For the Thirteen Months Ended December 31, 2006







Rental revenue:
   Commercial rental revenue                                          $ 523,372
   Residential rental revenue                                            89,700
                                                                      ---------
      TOTAL REVENUES                                                    613,072
                                                                      ---------
Operating expenses:
   Administrative                                                         3,564
   Building maintenance and repair                                       55,925
   Insurance                                                             12,629
   Management fees                                                        6,279
   Utilities                                                             35,170
                                                                      ---------
      TOTAL EXPENSES FROM RENTAL OPERATIONS                             113,567
                                                                      ---------


      NET OPERATING INCOME                                              499,505
                                                                      ---------
Other expenses:
   Depreciation                                                         412,126
   Interest on debt to affiliates                                       234,672
                                                                      ---------
                                                                        646,798
                                                                      ---------
      NET LOSS                                                        $(147,293)
                                                                      ---------





    The accompanying notes are an integral part of the financial statements.

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

                                      909 4TH YMCA LIMITED PARTNERSHIP
                                  STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                               For the Thirteen Months Ended December 31, 2006


                                             General Partner                Limited Partners
                                             ----------------  --------------------------------------------
                                                   YMCA        SAH Investor      SAH SLP       WNC TC Fund
   Profit (loss) percentage     Total              0.01%           99.98%         0.01%           99.98%
                             ------------      ------------    ------------    ------------    ------------
Balance, November 30, 2005     10,829,418         9,109,220       1,720,026             172

  Net loss                       (147,293)              (15)        (87,680)            (15)        (59,583)
  Transfer of ownership                             561,986      (1,632,346)        561,986         508,374
                             ------------      ------------    ------------    ------------    ------------
Balance, December 31, 2006   $ 10,682,125      $  9,671,191    $          0    $    562,143    $    448,791
                             ============      ============    ============    ============    ============




    The accompanying notes are an integral part of the financial statements.

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                        909 4TH YMCA LIMITED PARTNERSHIP
                             STATEMENT OF CASH FLOWS
                 For the Thirteen Months Ended December 31, 2006




Cash flows from operating activities:
    Net loss                                                          $(147,293)
    Adjustments to reconcile net loss to net
        cash provided by operating activities:
           Depreciation                                                 412,126
           Noncash payments on long-term debt                          (262,778)
                                                                      ---------

Net cash provided by operating activities                                 2,055
                                                                      ---------

Net increase in cash                                                      2,055

Cash, beginning of period                                                 1,422
                                                                      ---------
Cash, end of period
                                                                      $   3,477
                                                                      =========


    The accompanying notes are an integral part of the financial statements.

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                        909 4TH YMCA LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS


  1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       OPERATIONS
       ----------

       909 4th YMCA Limited Partnership (the Partnership) was formed to acquire, rehabilitate, and operate a facility at 909 4th Avenue in Seattle, Washington. Construction for the building commenced in 1999, and was completed in March of 2000. The facility includes 20 units of low-income apartments as well as nonresidential space leased to the general partner. The major activities of the Partnership are governed by the Partnership Agreement and Internal Revenue Code Section 42.

       The Partnership shall continue in perpetuity unless sooner dissolved under the provisions of the partnership agreement.

       RENTAL INCOME
       -------------

       Rental income is recognized as rentals become due. Rental payments received in advance, if any, are deferred until earned. All leases between the Partnership and the residents of the property are operating leases.

       USE OF ESTIMATES
       ----------------

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses as well as amounts reported in the financial statement footnotes. Actual results could differ from those estimates.

       CAPITALIZATION AND DEPRECIATION
       -------------------------------

       Land, building and improvements are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Depreciation in the accompanying financial statements is computed under the straight-line method over forty (40) years.

       INCOME TAXES
       ------------

       No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the respective partners on their income tax returns. The Partnership has no other tax positions which must be considered for disclosure.

       STATEMENTS OF CASH FLOWS
       ------------------------

       The Partnership considers all unrestricted investment instruments purchased with original maturities of three months or less to be cash equivalents; cash in bank and petty cash are combined for purposes of the statements of cash flows. At December 31, 2006, there were no cash equivalents.

       DATE OF MANAGEMENT'S REVIEW
       ---------------------------

       Subsequent events have been evaluated through March 29, 2010, which is the date the financial statements were available to be issued.

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                        909 4TH YMCA LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


  2 - TAX CREDITS

  The Partnership has been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42. As a result, the Partnership is subject to various regulatory restrictions, including those affecting rental rates and tenant income eligibility. The Partnership's failure to comply with the applicable provisions of Internal Revenue Code Section 42 and the Regulations during each of the following fifteen years could result in recapture of the tax credits, plus interest, by the partners. The aggregate amount of low-income housing tax credits is $1,823,610. For the thirteen months ended December 31, 2006, the credit amount recognized was $197,558. The expected availability of credits for the years after 2006 are as follows:

                                          Years Ended          Anticipated
                                          December 31,           Credits
                                      -----------------------------------------
                                                2007                 182,361
                                                2008                 182,361
                                                2009                 182,361
                                                2010                  48,868
                                                                 -----------
                                                                 $   595,951
                                                                 ===========



  3 - PROPERTY MANAGEMENT

  The general partner is the manager of twenty residential units located within the building owned by the Partnership. This management agreement commenced on February 10, 2000. The Partnership pays the YMCA each month for its property management services an amount equal to seven percent (7%) of the monthly gross receipts from operating the housing units. Management fees for the thirteen months ended December 31, 2006 totaled $6,279.


  4 - PARTNERSHIP AGREEMENT

  909 4TH YMCA Limited Partnership was comprised of a Managing General Partner, the YMCA of Greater Seattle (YMCA); a Special Limited Partner, SAH 909 4th Y Limited, Inc. (SAH SLP) (formerly LNR 909 4th Y Limited, Inc.); and a Limited Partner, SAH 909 4th Investor, LLC (SAH Investor) (formerly LNR 909 4th Y Investor, LLC). Subject to certain limitations and conditions, profits and losses are shared a follows:

                    General partner                                    .01%
                    Special limited partner                            .01%
                    Limited partner                                  99.98%


  CHANGE IN PARTNERS
  ------------------

  Effective July 14, 2006, SAH 909 4th Y Investor, LLC sold its interest in the Partnership to a new Investor Limited Partner, WNC Housing Tax Credit Fund Series 13 LP (WNC TC Fund) for a total purchase price of $508,374. The Partnership accounted for the change under the bonus method, and has allocated the difference between the purchase price paid by WNC TC Fund and the book value of SAH 909 4th Y Investor, LLC's capital interest at the date of the transfer, amounting to $1,123,972, between the original remaining partners.

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                        909 4TH YMCA LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


  4 - PARTNERSHIP AGREEMENT (CONTINUED)

  COMMITMENTS
  -----------

  The Partnership has granted the general partner an option to purchase partnership property during the twelve months following the initial fifteen-year low income housing tax-compliance period. Gain, if any, from the sale or exchange or other disposition of the property owned by the Partnership is allocated in the same manner as profits and losses noted above.

  5 - RELATED PARTY TRANSACTIONS

  PARTNERSHIP ADMINISTRATION
  --------------------------

  All of the rental income collected by the general partner and due to the Partnership is offset by expenses paid by the general partner on behalf of the Partnership, and the net cash balance is deposited in the Partnership's bank account. All building utilities, repairs and other common expenses are paid by the general partner and are allocated to the Partnership based on the percentage of space devoted to low income housing in relation to the total building space. Based upon this square footage percentage, the partnership is allocated nine and eight-tenths percent (9.8%) of those common expenses.

  OPERATING LEASES
  ----------------

  The Partnership leases the commercial portions of the building to the general partner for administrative office space and the Wellness & Fitness program through two separate operating leases. See Note 6 for operating lease details.

  RENTAL INCOME SUBSIDIES
  -----------------------

  The general partner provides a substantial portion of residential rental income to the Partnership in the form of rental subsidy under the Young Adults in Transition (YAIT) program. This rental subsidy is provided to the general partner through a Project Services Agreement with the City of Seattle through its Human Services Department. The contract requires that the Partnership provide housing to homeless families between the ages of eighteen and twenty-four who are willing to work. All participants must meet the definition of homelessness as outlined by the US Department of Housing and Urban Development, Community Development Block Grant regulations. Full-time students are prohibited from participating in the program in order to remain in compliance with IRC Section 42. The contract renews each year at December 31, and is administered by the general partner.

  LOANS
  -----

  The Partnership has three long-term debt obligations payable to the general partner. See Note 8 for long-term debt obligation details.

  LEASE COMMITMENTS
  -----------------

  The Partnership leases land from the general partner. The lease commenced on December 4, 1998, and expires on December 31, 2048. Annual rent for the land is $1. Rental expense for the thirteen months ended December 31, 2006 was $1. Rent expense will be $1 for each of the 5 succeeding years and will be $37 for the years thereafter.

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                        909 4TH YMCA LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)




  6 - OPERATING LEASES

  The Partnership leases portions of the building through the following operating leases:

           Operating lease entered into on February 14, 2000 with a related party, which was owned by a member of the management of YMCA. In 2006, the lease was assigned to the general partner. Monthly payments are $25,778. Monthly rent will increase annually at the same rate of increase (if any) in the U.S. Consumer Price Index for the preceding year, providing that the rate of increase for any year during the lease term shall not cause the cumulative rate of increase to exceed three percent compounded annually. The lease term is 10 years.

           Operating lease entered into on February 10, 2000 with the general partner. Monthly payments are $14,844. Monthly rent will increase annually at the same rate of increase (if any) in the U.S. Consumer Price Index for the preceding year, providing that the rate of increase for any year during the lease term shall not cause the cumulative rate of increase to exceed three percent compounded annually. The lease term is 17 years.

   Future minimum lease payments to be received are estimated as follows, assuming an annual increase of three percent:

                                 Years Ended
                                 December 31,     Amount
                                 ------------   ----------
                                    2007        $  502,000
                                    2008           517,000
                                    2009           533,000
                                    2010           549,000
                                    2011           565,000
                              Thereafter         3,201,442
                                                ----------

                                                $5,867,442
                                                ==========



  The estimated fair value of the Partnership's financial instruments at December 31, 2006 approximate their carrying value.


  7 - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

  The Partnership's sole asset is the twenty (20) unit building complex located in Seattle, Washington.

  The Project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of IRC Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct non-compliance within a specific time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the limited partner.

  For the thirteen months ended December 31, 2006, a substantial portion of rent revenue was received from the general partner in conjunction with a rental subsidy program funded by the City of Seattle. Refer to Note 5 for details on related party transactions.

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                        909 4TH YMCA LIMITED PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


  8 - LONG-TERM DEBT

  The Partnership has three outstanding long-term debt obligations. Each of the obligations is payable to the general partner and has a balance at December 31, 2006 as follows:

First note payable, interest rate at 6.0%, secured
by deed of trust granted to the Partnership by the
YMCA and recorded as a lien against YMCA Building.
Monthly payments are $11,205, including interest,
with the final payment due on or before December
31, 2015.                                                   $   972,186



Second note payable, interest rate at 6.0%,
secured by deed of trust granted to the
Partnership by the YMCA and recorded as a lien
against the YMCA Building. Annual payments of
interest and principal are due only to the extent
that the Partnership has available net cash flow
after payment of all operating expenses and all
other debt service. The principal sum shall be
due, together with any accrued but unpaid
interest, on or before December 31, 2015.                     2,056,569



Real estate contract payable, interest rate at
6.0%, secured by the YMCA Building. Annual
payments are approximately $44,000, including
interest, with the final payment due on or before
December 31, 2018.                                              372,847
                                                            -----------
                                                            $ 3,401,602
                                                            ===========


Maturities of the notes payable are as follows:




                                                    Real Estate
   Years Ended          First Note     Second Note   Contract
   December 31,         Payable         Payable       Payable            Total
   ------------         -------         -------       -------            -----

      2007           $    78,271     $               $  22,093     $   100,364
      2008           $    83,098     $               $  23,419     $   106,517
      2009           $    88,223     $               $  24,824     $   113,047
      2010           $    93,665     $               $  26,313     $   119,978
      2011           $    99,442     $               $  27,892     $   127,334
      Thereafter     $   529,487     $ 2,056,569     $ 248,306     $ 2,834,362

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                            SUPPLEMENTARY INFORMATION

                        909 4TH YMCA LIMITED PARTNERSHIP

                    NET CASH FLOW AND AVAILABLE NET CASH FLOW
                    (As Defined in the Partnership Agreement)

                 For the Thirteen Months Ended December 31, 2006



 CALCULATION OF NET CASH FLOW (AS DEFINED IN THE PARTNERSHIP AGREEMENT):



               Gross receipts                        $ 613,072

               Cash requirements for:
                  operating expenses                  (113,567)
                                                     ---------

               Net cash flow                         $ 499,505
                                                     =========

           CALCULATION OF AVAILABLE NET CASH FLOW:

               Net cash flow                         $ 499,505

               Less:
                  Principal payments on loans         (262,778)
                  Payments for interest               (234,672)
                                                     ---------
               Net available cash flow               $   2,055
                                                     =========